EXHIBIT A

                      2001 MANAGEMENT EQUITY INCENTIVE
                           AND COMPENSATION PLAN

Section 1.	   Purposes of Plan.

   The purpose of this 2001 Management Equity Incentive and Compensation Plan (the "Plan") of Greif Bros. Corporation, a Delaware corporation (the "Company"), is to advance the interests of the Company and its stockholders by providing a means of attracting and retaining key employees for the Company and its subsidiary corporations. In order to serve this purpose, the Plan encourages and enables key employees to participate in the Company's future prosperity and growth by providing them with incentives and compensation based on the Company's performance, development, and financial success. These objectives will be promoted by granting to key employees equity-based awards in the form of: (a) Incentive Stock Options ("ISOs"), which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); (b) stock options which are not intended to qualify as ISOs ("NQSOs") (ISOs and NQSOs are referred to together hereinafter generally as "Stock Options");
(c) shares of Class A Common Stock, without par value, of the Company ("Shares"), which will be subject to a vesting schedule based on the recipient's continued employment ("Restricted Shares"); and (d) Shares, which will be subject to a vesting schedule based on certain performance objectives ("Performance Shares"). (The Performance Shares, Stock Options and Restricted Shares are referred to generally hereafter as the "Awards"). For purposes of this Plan, "subsidiary" shall mean a subsidiary corporation as defined in Section 424(f) of the Code.

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Section 2.	  Administration of Plan.

   The Plan shall be administered by the Stock Option Plan Committee of the Company's Board of Directors (the "Board"), or such other committee as the Board may designate (the "Committee"); provided, however, that members of the Committee shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) "outside directors" within the meaning of
Section 162(m) of the Code. The members of the Committee shall serve at the pleasure of the Board, which may remove members from the Committee or appoint new members to the Committee from time to time, and members of the Committee may resign by written notice to the Chairman of the Board or the Secretary of the Company. The Committee shall have the power and authority to:
(a) select Eligible Employees (as defined in Section 3, below) as recipients of Awards (such recipients, "Participants"); (b) grant Stock Options, Restricted Shares, or Performance Shares, or any combination thereof; (c) determine the number and type of Awards to be granted; (d) determine the terms and conditions, not inconsistent with the terms hereof, of any Award, including without limitation, time and performance restrictions; (e) adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; (f) interpret the terms and provisions of the Plan and any Award granted hereunder and any agreements relating thereto; and (g) take any other actions the Committee considers appropriate in connection with, and otherwise supervise the administration of, the Plan. All decisions made by the Committee pursuant to the provisions hereof, including without limitation, decisions with respect to employees to be granted Awards and the number and type of Awards, shall be made in the Committee's sole discretion and shall be final and binding on all persons.

   The Committee may designate persons other than its members to carry out its responsibilities under such conditions and limitations as it may set, except to the extent that such delegation is prohibited by law or would cause an Award intended to be exempt from the limitation on deductibility under Section 162(m) of the Code, or from the short-swing profit recovery rules of Section 16(b) of the 1934 Act, to fail to be so exempt.

Section 3.	  Participants in Plan.

   The persons eligible to receive Awards under the Plan ("Eligible Employees") shall include officers and other key employees of the Company or one or more of its subsidiaries who, in the opinion of the Committee, have responsibilities affecting the management, development, or financial success of the Company or such subsidiaries.

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Section 4.	  Shares Subject to Plan.

   The maximum aggregate number of Shares which may be issued each calendar year under the Plan ("Available Shares") shall be an amount equal to the sum of (a) 5.0% of the total outstanding Shares as of the last day of the Company's immediately preceding fiscal year, plus (b) any Shares related to Awards that, in whole or in part, expire or are unexercised, forfeited, terminated, surrendered, canceled, settled in such a manner that all or some of the Shares covered by an Award are not issued to a Participant, or returned to the Company in payment of the exercise price or tax withholding obligations in connection with outstanding Awards, plus (c) in calendar year 2001, the number of shares avaliable for grant under the Plan as of June 1, 2001, and in all subsequent years of the Plan, any unused portion of the Shares available under Section (a) above for the immediately preceding two fiscal years (but not prior to the Company's fiscal year ending October 31, 2001) as a result of not being made subject to a grant or award in such preceding two fiscal years.
Notwithstanding the foregoing, for the Company's fiscal year ending October 31, 2001, the number of total outstanding Shares in Section (a) above, shall be calculated as of January 1, 2001, rather than as of October 31, 2000 (the last day of the immediately preceding fiscal year). In no event shall more than 20% of the Available Shares be granted in the form of Awards other than Stock Options, and, of the Available Shares, the maximum number of ISOs that will be issued under the Plan during its term is 2,500,000 Shares. The Available Shares may be authorized but unissued Shares or issued Shares reacquired by the Company, including Shares purchased on the open market, and held as treasury Shares. The maximum number of Shares with respect to which Stock Options, Restricted Shares, and Performance Shares may be granted to any single Participant under the Plan during any single fiscal year of the Company shall be 100,000. Any of the Shares delivered upon the assumption of or in substitution for outstanding grants made by a company or division acquired by the Company shall not decrease the number of Available Shares, except to the extent otherwise provided by applicable law or regulation.

Section 5.  	Grant of Awards.

   ISOs, NQSOs, Restricted Shares, and Performance Shares may be granted alone or in addition to other Awards granted under the Plan. Any Awards granted under the Plan shall be in such form as the Committee may from time to time approve, consistent with the Plan, and the provisions of Awards need not be the same with respect to each Participant.

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   Each Award granted under the Plan shall be authorized by the
Committee and shall be evidenced by a written Stock Option Agreement, Restricted Share Agreement, or Performance Share Agreement, as the case may be (collectively, "Award Agreements"), in the form approved by the Committee from time to time, which shall be dated as of the date approved by the Committee in connection with the grant, signed by an officer of the Company authorized by the Committee, and signed by the Participant, and which shall describe the Award and state that the Award is subject to all the terms and provisions of the Plan and such other terms and provisions, not inconsistent with the Plan, as the Committee may approve. The date on which the Committee approves the granting of an Award shall be deemed to be the date on which the Award is granted for all purposes, unless the Committee otherwise specifies in its approval. The granting of an Award under the Plan, however, shall be effective only if and when a written Award Agreement is duly executed and delivered by or on behalf of the Company and the Participant.

Section 6.  	Stock Options.

   Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate:

   (a.)	Exercise Price.

      	The exercise price per Share issuable upon exercise of a Stock Option shall be no less than the fair market value per Share on the date the Stock Option is granted; provided that, if the Participant at the time an ISO is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, the exercise price per Share shall be at least 110% of the fair market value of the Shares subject to the ISO on the date of grant. For purposes of the Plan, the fair market value of the Shares shall mean, as of any given date, the (i) last reported sale price on the New York Stock Exchange on the most recent previous trading day, (ii) last reported sale price on the NASDAQ National Market System on the most recent previous trading day, (iii) mean between the high and low bid and ask prices, as reported by the National Association of Securities Dealers, Inc. on the most recent previous trading day, or (iv) last reported sale price on any other stock exchange on which the Shares are listed on the most recent previous trading day, whichever is applicable; provided that if none of the foregoing is applicable, then the fair market value of the Shares shall be the value determined in good faith by the Committee, in its sole discretion.

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   (b.)	Vesting and Exercise of Options.

      A Stock Option shall be exercisable only with respect to the Shares which have become vested pursuant to the terms of that Stock Option. Each Stock Option shall become vested with respect to Shares subject to that Stock Option on such date or dates and on the basis of such other criteria, including without limitation, the performance of the Company, as the Committee may determine, in its discretion, and as shall be specified in the applicable Stock Option Agreement. The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other law or other changes in circumstances occurring after the grant of such Stock Option.

   (c.)	Term.

      Each Stock Option Agreement shall set forth the period for which such Option shall be exercisable from the date on which that Stock Option is granted. In no event, however, shall a Stock Option be exercisable after the expiration of 10 years from the date on which that Stock Option is granted. In addition, with respect to ISOs, if the Participant at the time the ISO is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary, the ISO shall not be exercisable after the expiration of five years from the date on which the ISO is granted.

   (d.)	Method of Exercise.

      A Stock Option may be exercised, in whole or in part, by giving written notice to the Company stating the number of Shares (which must be a whole number) to be purchased. Upon receipt of payment of the full purchase price for such Shares by certified or bank cashier's check or other form of payment acceptable to the Company, or, if approved by the Committee, by (i) delivery of unrestricted Shares having a fair market value on the date of such delivery equal to the total exercise price, (ii) surrender of Shares subject to the Stock Option which have a fair market value equal to the total exercise price at the time of exercise, or (iii) a combination of the preceding methods, and subject to compliance with all other terms and conditions of the Plan and the Stock Option Agreement relating to such Stock Option, the Company shall issue, as soon as reasonably practicable after receipt of such payment, such Shares to the person entitled to receive such Shares, or such person's designated representative. Such Shares may be issued in the form of a certificate, by book entry, or otherwise, in the Company's sole discretion.

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   (e.)	Restrictions on Shares Subject to Stock Options.

      Shares issued upon the exercise of any Stock Option may be made subject to such disposition, transferability or other restrictions or conditions as the Committee may determine, in its discretion, and as shall be set forth in the applicable Stock Option Agreement.

   (f.)	Transferability.

      Except as provided in this paragraph, Stock Options shall not be transferable, and any attempted transfer (other than as provided in this paragraph) shall be null and void. Except for Stock Options transferred as provided in this paragraph, all Stock Options shall be exercisable during a Participant's lifetime only by the Participant or the Participant's legal representative. Without limiting the generality of the foregoing, (i) ISOs may be transferred only upon the Participant's death and only by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee's legal representative, (ii) NQSOs may be transferred by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee's legal representative, and (iii) the Committee may, in its sole discretion and in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any NQSO by a Participant to such Participant's parent(s), spouse, domestic partner, children, grandchildren, nieces, nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons, and, in the case of such transfer, such NQSO shall be exercisable only by the transferee or such transferee's legal representative.

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      For purposes of this paragraph (f.), the term "domestic
   partner" of a Participant means an adult with whom the Participant has established a domestic partnership for purposes of sharing one another's lives in a single, intimate and committed relationship of mutual caring. A domestic partnership shall be considered to have been established when all of the following requirements are met:
   (i) the Participant and the domestic partner (A) have a common, permanent residence; (B) agree to be jointly responsible for each other's basic living expenses incurred during the domestic partnership; (C) are not related by blood in a way that would prevent them from being married to each other in their state of residence; (D) are each at least 18 years of age; and (E) are both capable of consenting to the domestic partnership; (ii) neither the Participant nor the domestic partner is married or a member of another domestic partnership; and (iii) the Participant has delivered to the Committee an acknowledgement signed by both the Participant and the domestic partner representing to the Committee that they meet the definition of a domestic partnership. Such acknowledgement shall be in a form specified from time to time by the Committee. Upon acceptance by the Committee, such domestic partnership shall be deemed to continue unless and until the Participant and the domestic partner execute and deliver to the Committee a further acknowledgement whereby they each agree that the domestic partnership established thereby has terminated.

   (g.)	Termination of Employment by Reason of Death or Disability.

      If a Participant's employment with the Company terminates by reason of the Participant's death or disability (as defined in Section 22(e)(3) of the Code with respect to ISOs, and, with respect to NQSOs, as defined by the Committee in its sole discretion at the time of grant and set forth in the Stock Option Agreement), then (i) unless otherwise determined by the Committee within 60 days of such death or disability, to the extent a Stock Option held by such Participant is not vested as of the date of death or disability, such Stock Option shall automatically terminate on such date, and (ii) to the extent a Stock Option held by such Participant is vested (whether pursuant to its terms, a determination of the Committee under the preceding clause (i), or otherwise) as of the date of death or disability, such Stock Option may thereafter be exercised by the Participant, the legal representative of the Participant's estate, the legatee of the Participant under the will of the Participant, or the distributee of the Participant's estate, whichever is applicable, for a period of one year (or, with respect to NQSOs, such other period as the Committee may specify at or after grant or death or disability) from the date of death or disability or until the expiration of the stated term of such Stock Option, whichever period is shorter.

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   (h.)	Termination of Employment by Reason of Retirement.

      If a Participant's employment with the Company terminates by reason of the Participant's retirement, then
   (i) to the extent such Option is not vested it shall, unless otherwise provided in the Award Agreement, be forfeited, and
   (ii) each vested Option held by such Participant may thereafter be exercised by the Participant according to its terms, including, without limitation, for such period after such termination of employment as shall be set forth in the applicable Stock Option Agreement. Each ISO held by such Participant that is exercised by the Participant later than 90 days after the date of such termination of employment may not receive ISO tax treatment; in such event the Option shall be treated as an NQSO. For purposes of the Plan, "retirement" means a termination from employment from the Company and its subsidiaries that qualifies as either early or normal retirement under the Company's tax qualified pension plan, provided that the Participant is not thereafter employed by (whether as an employee, consultant, agent, officer, director or independent contractor) or engaged in (whether as a shareholder or other owner, partner, creditor, promoter or otherwise) any business which competes with the Company, as determined by the Committee in its sole discretion.

   (i.)	Other Termination of Employment.

      If a Participant's employment with the Company and its subsidiaries terminates for any reason other than death, disability, or retirement, then (i) to the extent any Stock Option held by such Participant is not vested as of the date of such termination, such Stock Option shall automatically terminate on such date; and (ii) to the extent any Stock Option held by such Participant is vested as of the date of such termination, such Stock Option may thereafter be exercised for a period of 90 days (or, with respect to NQSOs, such other period as the Committee may specify at or after grant or termination of employment) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided that, upon the termination of the Participant's employment by the Company or its subsidiaries for Cause (as defined in an applicable Stock Option Agreement), any and all unexercised Stock Options granted to such Participant shall immediately lapse and be of no further force or effect. For purposes of the Plan, whether termination of a Participant's employment by the Company and its subsidiaries is for "Cause" shall be determined by the Committee, in its sole discretion.

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   (j.)	Effect of Termination of Participant's Employment on Transferee.

      Except as otherwise permitted by the Committee in its sole discretion, no Stock Option held by a transferee of a Participant pursuant to Section 6(f)(iii), above, shall remain exercisable for any period of time longer than would otherwise be permitted under Sections 6(g), (h), and (i) without specification of other periods by the Committee as provided therein.

   (k.)	ISO Limitations and Savings Clause.

      The aggregate fair market value (determined as of the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by the Participant during any calendar year under the Plan and any other stock option plan of the Company and its affiliates shall not exceed $100,000 unless otherwise permitted by Code Section 422 as an unused limit carryover to such year. Any Options which were intended to be ISOs that exceed this limitation shall be deemed to be NQSOs.

      Any provision of the Plan to the contrary notwithstanding, without the consent of each Participant affected, no provision of the Plan relating to ISOs shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code or so as to disqualify any ISO under such Code Section 422.

Section 7.	Restricted Shares.

   Restricted Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate:

   (a.)	Price.

      	The purchase price for Restricted Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price, if any, shall be made by certified or bank cashier's check or other form of payment acceptable to the Company, or, if approved by the Committee, by (i) delivery of unrestricted Shares having a fair market value on the date of such delivery equal to the total purchase price, or (ii) a combination of the preceding methods.

   (b.)	Acceptance of Restricted Shares.

      At the time of the Restricted Share Award, the Committee may determine that such Shares shall, after vesting, be further restricted as to transferability or be subject to repurchase by the Company or forfeiture upon the occurrence of certain events determined by the Committee, in its sole discretion, and specified in the Restricted Share Agreement. Awards of Restricted Shares must be accepted by the Participant within 30 days (or such other period as the Committee may specify at grant) after the grant date by executing the Restricted Share Agreement. The Participant shall not have any rights with respect to the grant of Restricted Shares unless and until the Participant has executed the Restricted Share Agreement, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of the Award.

   (c.)	Share Restrictions.

      Subject to the provisions of the Plan and the applicable Restricted Share Agreement, during such period as may be set by the Committee, in its discretion, and as shall be set forth in the applicable Restricted Share Agreement (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge, assign, or otherwise encumber the Restricted Shares. The Committee shall have the authority, in its sole discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Restricted Shares. Unless otherwise determined by the Committee at or after grant or termination of the Participant's employment, if the Participant's employment by the Company and its subsidiaries terminates during the Restriction Period, all Restricted Shares held by such Participant and still subject to restriction shall be forfeited by the Participant.

  (d.)	Stock Issuances and Restrictive Legends.

      Upon execution and delivery of the Restricted Share Agreement as described above and receipt of payment of the full purchase price, if any, for the Restricted Shares subject to such Restricted Share Agreement, the Company shall, as soon as reasonably practicable thereafter, issue the Restricted Shares. Restricted Shares may be issued, whenever issued, in the form of a certificate, by book entry, or otherwise, in the Company's sole discretion, and shall bear an appropriate restrictive legend. Notwithstanding the foregoing to the contrary, the Committee may, in its sole discretion, require that Restricted Shares be issued to and held by the Company or a trustee of a trust set up by the Committee, consistent with the terms and conditions of the Plan, to hold such Restricted Shares until the restrictions thereon have lapsed (in full or in part, in the Committee's sole discretion), and the Committee may require that, as a condition of any Restricted Share Award, the Participant shall have delivered to the Company or such trustee, as appropriate, a stock power, endorsed in blank, relating to the Restricted Shares covered by the Award.

   (e.)	Shareholder Rights.

      Unless otherwise provided in the applicable Restricted Share Agreement, no Participant (or his executor or administrator or other transferee) shall have any rights of a shareholder in the Company with respect to the Restricted Shares covered by an Award unless and until the Restricted Shares have been duly issued and delivered to him under the Plan.

   (f.)	Expiration of Restriction Period.

      Upon the expiration of the Restriction Period without prior forfeiture of the Restricted Shares (or rights thereto) subject to such Restriction Period, unrestricted Shares shall be issued and delivered to the Participant.

   (g) 	Termination of Employment.

      If a Participant's employment by the Company and its subsidiaries terminates before the end of any Restriction Period with the consent of the Committee, or upon the Participant's death, retirement (as defined in Section 6(h), above), or disability (as defined by the Committee in its discretion at the time of grant and set forth in the Restricted Share Agreement), the Committee may authorize the issuance to such Participant (or his legal representative or designated beneficiary) of all or a portion of the Restricted Shares which would have been issued to him had his employment continued to the end of the Restriction Period. If the Participant's employment by the Company and its subsidiaries terminates before the end of any Restriction Period for any other reason, all Restricted Shares shall be forfeited.

Section 8.	Performance Shares.

   Performance Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate:

   (a.)	Performance Periods and Goals.

      (i) The performance period for each Award of Performance Shares shall be of such duration as the Committee shall establish at the time of the Award (the
   "Performance Period"). There may be more than one Award in existence at any one time, and Performance Periods may differ.

      (ii) At the time of each Award of Performance Shares, the Committee shall establish a range of performance goals (the "Performance Goals") to be achieved during the Performance Period. The Performance Goals shall be determined by the Committee using such measures of the performance of the Company over the Performance Period as the Committee shall select, including without limitation earnings, return on capital, or any performance goal approved by the shareholders of the Company in accordance with Section 162(m) of the Code. Performance Shares awarded to Participants will be earned as determined by the Committee with respect to the attainment of the Performance Goals set for the Performance Period. Attainment of the highest Performance Goal for the Performance Period will earn 100% of the Performance Shares awarded for the Performance Period; failure to attain the lowest Performance Goal for the Performance Period will earn none of the Performance Shares awarded for the Performance Period. After the applicable Performance Period shall have ended, the Committee shall certify in writing the extent to which the established Performance Goals have been achieved and the number of Performance Shares earned.

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     	(iii)	Attainment of the Performance Goals will be
   determined by the Committee. If Performance Goals are based on the financial performance of the Company, attainment of the Performance Goals shall be determined from the consolidated financial statements of the Company, as applicable, but shall generally exclude (A) the effects of changes in federal income tax rates, (B) the effects of unusual, non-recurring, and extraordinary items as defined by Generally Accepted Accounting Principles ("GAAP"), and
   (C) the cumulative effect of changes in accounting principles in accordance with GAAP. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant receiving an Award for a Performance Period. The Committee may, in its sole discretion, subject to the limitations of Section 17, vary the terms and conditions of any Performance Share Award, including without limitation the Performance Period and Performance Goals, without shareholder approval, as applied to any recipient who is not a "covered employee" with respect to the Company as defined in Section 162(m) of the Code. In the event applicable tax or securities laws change to permit the Committee discretion to alter the governing performance measures as they pertain to covered employees without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

   (b.)	Price.

     	The purchase price for Performance Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price, if any, shall be made by certified or bank cashier's check or other form of payment acceptable to the Company, or, if approved by the Committee, by (i) delivery of unrestricted Shares having a fair market value on the date of such delivery equal to the total purchase price, or (ii) a combination of the preceding methods.

   (c.)	Acceptance of Performance Shares.

      	At the time of the Performance Share Award, the Committee may determine that such Shares shall, after vesting pursuant to the Performance Period and Performance Goal provisions described above, be further restricted as to transferability or be subject to repurchase by the Company or forfeiture upon the occurrence of certain events determined by the Committee, in its sole discretion, and specified in the Performance Share Agreement. Awards of Performance Shares must be accepted by the Participant within 30 days (or such other period as the Committee may specify at grant) after the grant date by executing the Performance Share Agreement. The Participant shall not have any rights with respect to the grant of Performance Shares unless and until the Participant has executed the Performance Share Agreement, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of the Award.

   (d.)	Share Restrictions.

      	Subject to the provisions of the Plan and the applicable Performance Share Agreement, during the Performance Period and any additional restriction period (as described in Section 8(c), above), the Participant shall not be permitted to sell, transfer, pledge, assign, or otherwise encumber the Performance Shares. The Committee shall have the authority, in its sole discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Performance Shares. Unless otherwise determined by the Committee at or after grant or termination of the Participant's employment, if the Participant's employment by the Company and its subsidiaries terminates during the Performance Period or any additional period of restriction, all Performance Shares held by such Participant and still subject to restriction shall be forfeited by the Participant.

   (e.)	Stock Issuances and Restrictive Legends.

      	Upon execution and delivery of the Performance Share Agreement as described above and receipt of payment of the full purchase price, if any, for the Performance Shares subject to such Performance Share Agreement, the Company shall, as soon as reasonably practicable thereafter, issue the Performance Shares. Performance Shares may be issued, whenever issued, in the form of a certificate, by book entry, or otherwise, in the Company's sole discretion, and shall bear an appropriate restrictive legend. Notwithstanding the foregoing to the contrary, the Committee may, in its sole discretion, require that the Performance Shares be issued to and held by the Company or a trustee of a trust set up by the Committee, consistent with the terms and conditions of the Plan, to hold such Performance Shares until the restrictions on such Performance Shares have lapsed (in full or in part, in the Committee's sole discretion), and the Committee may require that, as a condition of any Performance Share Award, the Participant shall have delivered to the Company or such trustee a stock power, endorsed in blank, relating to the Performance Shares covered by the Award.

   (f.)	Shareholder Rights.

      	Unless otherwise provided in the applicable Performance Share Agreement, no Participant (or his executor or administrator or other transferee) shall have any rights of a shareholder in the Company with respect to the Performance Shares covered by an Award unless and until the Performance Shares have been duly issued and delivered to him under the Plan.

   (g.)	Expiration of Restricted Period.

     	Subject to fulfillment of the terms and conditions of the applicable Performance Share Agreement and any other vesting requirements related to the applicable Performance Period or Performance Goals, and upon the expiration of any additional period of restriction as described in Section 8(c), if any, without prior forfeiture of the Performance Shares (or rights thereto) subject to such Restriction Period, unrestricted Shares shall be issued and delivered to the Participant.

   (h.)	Termination of Employment.

      If a Participant's employment by the Company and its subsidiaries terminates before the end of any Performance Period with the consent of the Committee, or upon the Participant's death, retirement (as defined in Section 6(h), above), or disability (as defined by the Committee in its discretion at the time of grant and set forth in the Performance Share Agreement), the Committee, taking into consideration the performance of such Participant and the performance of the Company over the Performance Period, may authorize the issuance to such Participant (or his legal representative or designated beneficiary) of all or a portion of the Performance Shares which would have been issued to him had his employment continued to the end of the Performance Period. If the Participant's employment by the Company and its subsidiaries terminates before the end of any Performance Period for any other reason, all such Performance Shares shall be forfeited.

Section 9.	Restriction on Exercise After Termination.

   Notwithstanding any provision of this Plan to the contrary, no unexercised right created under this Plan (an "Unexercised Right") and held by a Participant on the date of termination of such Participant's employment with the Company and its subsidiaries for any reason shall be exercisable after such termination if, prior to such exercise, the Participant (a) takes other employment or renders services to others without the written consent of the Company, (b) violates any non-competition, confidentiality, conflict of interest, or similar provision set forth in the Award Agreement pursuant to which such Unexercised Right was awarded, or (c) otherwise conducts himself in a manner adversely affecting the Company in the sole discretion of the Committee.

Section 10.	Withholding Tax.

   The Company, at its option, shall have the right to require the Participant or any other person receiving Shares, Restricted Shares, or Performance Shares (including cash in lieu of Performance Shares) to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares, Restricted Shares, or Performance Shares or, in lieu of such payment, to retain or sell without notice a number of such Shares sufficient to cover the amount required to be so withheld. The Company, at its option, shall have the right to deduct from all dividends paid with respect to Shares, Restricted Shares, and Performance Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments. The Company, at its option, shall also have the right to require a Participant to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the receipt by the Participant of Shares pursuant to the exercise of a Stock Option, or, in lieu of such payment, to retain, or sell without notice, a number of Shares sufficient to cover the amount required to be so withheld. The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.

Section 11.	Securities Law Restrictions.

   No right under the Plan shall be exercisable and no Share shall be delivered under the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company shall not be required to deliver any Shares or other securities under the Plan prior to such registration or other qualification of such Shares or other securities under any state or federal law, rule, or regulation as the Committee shall determine to be necessary or advisable.

   The Committee may require each person acquiring Shares under the Plan (a) to represent and warrant and agree with the Company, in writing, that such person is acquiring the Shares without a view to the distribution thereof, and (b) to make such additional representations, warranties, and agreements with respect to the investment intent of such person or persons as the Committee may reasonably request. Any certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

   All Shares or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon or market in which the Shares are then listed or traded, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any certificates evidencing such Shares to make appropriate reference to such restrictions.

Section 12.	Change in Control.

   (a.)	Accelerated Vesting and Company Purchase Option.

       Notwithstanding any provision of this Plan or any Award Agreement to the contrary (unless such Award Agreement contains a provision referring specifically to this Section 12 and stating that this Section 12 shall not be applicable to the Award evidenced by such Award Agreement), if a Change in Control or a Potential Change in Control (each as defined below) occurs, then:

        (i)	Any and all Stock Options theretofore granted
      and not fully vested shall thereupon become vested and exercisable in full and shall remain so exercisable in accordance with their terms, and the restrictions applicable to any or all Restricted Shares and Performance Shares shall lapse and such Shares and Awards shall be fully vested; provided that no Stock Option or other Award which has previously been exercised or otherwise terminated shall become exercisable; and

       	(ii)	The Company may, at its option, terminate any
      or all unexercised Stock Options and portions thereof not more than 30 days after such Change in Control or Potential Change in Control; provided that the Company shall, upon such termination and with respect to each Stock Option so terminated, pay to the Participant (or such Participant's transferee, if applicable) theretofore holding such Stock Option cash in an amount equal to the difference between the fair market value (as defined in Section 6(a), above) of the Shares subject to the Stock Option at the time the Company exercises its option under this Section 12(a)(ii) and the exercise price of the Stock Option; and provided further that if such fair market value is less than such exercise price, then the Committee may, in its discretion, terminate such Stock Option without any payment.

    (b.) Definition of Change in Control.

   	For purposes of the Plan, a "Change in Control" shall mean the happening of either of the following:

        (i) When any "person" as defined in Section
      3(a)(9) of the 1934 Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
      Section 13(d) of the 1934 Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

        (ii)	The occurrence of a transaction requiring
      stockholder approval for the acquisition of the Company by an entity other than the Company, a subsidiary of the Company, or any of their respective affiliates through purchase of assets, by merger, or otherwise.

   	Notwithstanding the foregoing to the contrary, a change in control shall not be deemed to be a Change in Control for purposes of this Plan if the Incumbent Directors of the Board approve or had approved such change (A) described in Sections 12(b)(i), (ii), or 12(c)(i) of this Plan, or (B) prior to the commencement by any person other than the Company of a tender offer for Shares.

   (c.)	Definition of Potential Change in Control.

   	For purposes of the Plan, a "Potential Change in Control" means the happening of either one of the following:

      (i) The approval by the stockholders of the Company of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 12(b), above; or

     	(ii) The acquisition of beneficial ownership of the Company, directly or indirectly, by any entity, person, or group (other than the Company, a subsidiary of the Company, or any Company employee benefit plan
   (including any trustee of such plan acting as such trustee)) representing 15% or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of the Plan.

Section 13.	Changes in Capital Structure.

   In the event the Company changes its outstanding Shares by reason of stock splits, stock dividends, or any other increase or reduction of the number of outstanding Shares without receiving consideration in the form of money, services, or property deemed appropriate by the Board, in its sole discretion, the aggregate number of Shares subject to the Plan, the limitation on the number of Shares available under the Plan for issuance pursuant to an Award other than Stock Options, the limitation on the number of Shares subject to ISOs and the limitations on the number of Shares subject to Stock Options, Restricted Shares and Performance Shares granted to any single Participant shall be proportionately adjusted or substituted and the number of Shares, and the exercise price for each Share subject to the unexercised portion of any then-outstanding Award shall be proportionately adjusted, with the objective that the Participant's proportionate interest in the Company shall reflect equitably the effects of such changes as applicable to the unexercised portion of any then-outstanding Awards, all as determined by the Committee in its sole discretion.

   In the event of any other recapitalization, corporate separation or division, or any merger, consolidation, or other reorganization of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate to accurately reflect the number and kind of shares deliverable, and the exercise prices payable, upon subsequent exercise of any then-outstanding Awards, as determined by the Committee in its sole discretion.

   The Committee's determination of the adjustments appropriate to be made under this Section 13 shall be conclusive upon all Participants under the Plan.

Section 14.	No Enlargement of Employee Rights.

   The adoption of this Plan and the grant of one or more Awards to an employee of the Company or any of its subsidiaries shall not confer any right to the employee to continue in the employ of the Company or any such subsidiary and shall not restrict or interfere in any way with the right of his employer to terminate his employment at any time, with or without cause.

Section 15.	Rights as a Shareholder.

   No Participant or his executor or administrator or other transferee shall have any rights of a shareholder in the Company with respect to the Shares covered by an Award unless and until such Shares have been duly issued and delivered to him under the Plan.

Section 16.	Acceleration of Rights.

   The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option or other Award right shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the grant of the Award.

Section 17. Interpretation, Amendment, or Termination of the
              Plan.

   The interpretation by the Committee of any provision of the Plan or of any Award Agreement executed pursuant to the grant of an Award under the Plan shall be final and conclusive upon all Participants or transferees under the Plan. The Board, without further action on the part of the shareholders of the Company, may from time to time alter, amend, or suspend the Plan or may at any time terminate the Plan, provided that: (a) no such action shall materially and adversely affect any outstanding Stock Option under the Plan without the consent of the holder of such Stock Option; and (b) except for the adjustments provided for in
Section 13, above, no amendment may be made by Board action without shareholder approval if the amendment would require shareholder approval under applicable law or regulation. Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in applicable tax and securities laws and accounting rules, stock exchange or market rules, as well as other developments.

   The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively; provided, no such amendment shall impair the rights of any Participant without the Participant's consent, unless it is made to cause the Plan or such Award to comply with applicable law, stock exchange or market rules or accounting rules.

Section 18.	Unfunded Status of the Plan.

   The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made by the Company to a Participant or transferee nothing contained herein shall give any such Participant or transferee any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

Section 19.	Protection of Board and Committee.

   No member of the Board or the Committee shall have any liability for any determination or other action made or taken in good faith with respect to the Plan or any Award granted under the Plan.

Section 20.	Government Regulations.

   Notwithstanding any provision of the Plan or any Award Agreement executed pursuant to the Plan, the Company's obligations under the Plan and such Award Agreement shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental or regulatory agencies, including without limitation, any stock exchange or market on which the Company's Shares may then be listed or traded.

Section 21.	Governing Law.

   The Plan shall be construed under and governed by the laws of the State of Delaware.

Section 22.	Genders and Numbers.

   When permitted by the context, each pronoun used in the Plan shall include the same pronoun in other genders and numbers.

Section 23.	Captions.

   The captions of the various sections of the Plan are not part of the context of the Plan, but are only labels to assist in locating those sections, and shall be ignored in construing the Plan.

Section 24.	Effective Date.

   The Plan shall be effective December 4, 2000 (the "Effective
Date").   The Plan shall be submitted to the shareholders of the
Company for approval and ratification as soon as practicable but in any event not later than 12 months after the adoption of the Plan by the Board. If the Plan is not approved and ratified by the shareholders of the Company within 12 months after the adoption of the Plan by the Board, the Plan and all Awards granted under the Plan shall became null and void and have no further force or effect.

Section 25.	Term of Plan.

   No Award shall be granted pursuant to the Plan on or after the 10th anniversary of the Effective Date, but Awards granted prior to such tenth anniversary may extend beyond that date.

Section 26.	Savings Clause.

   In case any one or more of the provisions of this Plan or any Award shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan or such Award, as applicable, to be construed so as to foster the intent of this Plan. This Plan and all Awards are intended to comply in all respects with applicable law and regulation, including, as applicable, Section 422 of the Code, Rule 16b-3 under the 1934 Act (with respect to persons subject to Section 16 of the 1934 Act ("Reporting Persons")), and Section 162(m) of the Code (with respect to covered employees as defined under Section 162(m) of the Code ("Covered Employees")). In case any one or more of the provisions of this Plan or any Award shall be held to violate or be unenforceable in any respect under Code
Section 422, if applicable, Rule 16b-3, or Code Section 162(m), then, to the extent permissible by law, any provision which could be deemed to violate or be unenforceable under Code Section 422, Rule 16b-3, or Code Section 162(m) shall first be construed, interpreted, or revised retroactively to permit the Plan or such Award, as applicable, to be in compliance with Code Section 422, Rule 16b-3, and Code Section162(m). Notwithstanding anything in this Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit, or condition the use of any provision of this Plan to Participants who are Reporting Persons or Covered Employees without so restricting, limiting, or conditioning this Plan with respect to other Participants.

   The Committee may modify the terms of any Award under the Plan granted to a Participant who, at the time of grant or during the term of the Award, is resident or employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order to accommodate differences in local law, regulation, tax policy or custom, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant's residence or employment abroad, will be comparable to the value of such Award to a Participant who is resident or employed in the United States. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval of shareholders of the Company.

Executed this 4th day of December, 2000.


                                         GREIF BROS. CORPORATION



                                         By:_________________________________

                                         Title: Chairman and Chief
                                          Executive Officer